Exhibit 21
Direct and Indirect Operating Subsidiaries
of FirstMerit Corporation*
Citizens Savings Corporation of Stark County
FirstMerit Bank, National Association
     • FirstMerit Insurance Agency, Inc.
     • FirstMerit Insurance Group, Inc.
     • FirstMerit Credit Services Company
     • FirstMerit Mortgage Corporation
     • FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)
     • FirstMerit Moss Creek Ventures, LLC
     • FirstMerit Securities, Inc.
     • FirstMerit Wealth Management Services, Inc.
     • FirstMerit Title Agency, Ltd.
     • FMRC, Inc. (Delaware)
     • FMSC, Inc. (Delaware)
     • FMTP, LLC (Delaware)
     • Mobile Consultants, Inc.
     • Signal Finance Company
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FMT, Inc. (Delaware)
SF Development Corp.

*	Unless otherwise indicated, state of formation is Ohio.